Exhibit 10.3

AMENDMENT TO

SALON MEDIA GROUP, INC.

STOCK EXCHANGE AGREEMENT

This amendment to that certain stock exchange agreement (the “Stock Exchange Agreement”) executed November 10, 2016 by Salon Media Group, Inc. (the “Company”), and William Hambrecht, is made as of January 19, 2017 to amend the class of shares that Mr. Hambrecht will receive pursuant to the Stock Exchange Agreement. As the Company does not have sufficient authorized shares of Common Stock to fully satisfy Mr. Hambrecht’s exchange of his related party advances (the “Related Party Advances”), Mr. Hambrecht agrees to accept a combination of shares of Common Stock and Series A Mandatorily Convertible Voting Preferred Stock (the “Series A Preferred Stock”). In lieu of receiving 29,130,000 shares of Common Stock for his Related Party Advances aggregating $2,913,000, Mr. Hambrecht agrees to receive 2,246,017 shares of Common Stock 268,840 shares of Series A Preferred Stock upon the execution of the Purchase Agreement dated January 24, 2017 and the initial closing of the Private Placement, in full satisfaction of the Company’s obligations. Upon the Company’s filing of the Certificate of Amendment of Restated Certificate of Incorporation to increase the Company’s authorized share capital, the shares Series A Preferred Stock will convert to shares of Common Stock of the Company.

Notwithstanding anything to the contrary as stated in Section 1 and Schedule B of the Stock Exchange Agreement, the Stock Exchange Agreement remains in all respects in full force and effect.

SALON MEDIA GROUP, INC. /s/ Jordan Hoffner Dated: 1/19/17 WILLIAM HAMBRECHT /s/ William Hambrecht Dated: 1/19/17